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                                                                   Exhibit 10.20


                               SEVERANCE AGREEMENT


                                                              January 4, 2001



Mr. Stanley N. Lapidus
12 Old Evergreen Road
Bedford, NH  03110

Dear Stan:

This letter agreement ("Agreement") will confirm the terms of severance payments due to you by EXACT Sciences Corporation ("EXACT" or the "Company") in the event your employment is terminated pursuant to Section 1 herein.

1. Subject to the conditions set forth below, you will be entitled to receive "Severance Payments" (as set forth below in Section 2) for a period of twelve
(12) months following the occurrence of any one of the events set forth in (i),
(ii) or (iii) below within one year following the closing of (A) the sale by the Company of all or substantially all of its assets, or (B) the merger or consolidation of the Company with or into another entity in a transaction where the shares of the Company's capital stock outstanding immediately prior to the closing of such merger or consolidation represent or are converted into or exchanged for shares that represent less than a majority of the shares of capital stock of the resulting or surviving entity outstanding immediately after the closing of such merger or consolidation (each of the foregoing being referred to as "Business Event"):

          (i) the termination of your employment for any reason other than Cause, for purposes of this Agreement, "Cause" shall mean termination for any one of the following reasons: (i) your gross negligence in the performance of your duties as an employee and officer of the Company (as determined by a majority of the directors of the Company other than, if applicable, you) or (ii) criminal misconduct by you in connection with the performance of your duties as an employee and officer of the Company; or

          (ii) you suffer a diminution in job responsibility or a reduction in compensation; or

         (iii) the Company moves your place of employment more than 35 miles from Company's current office location in Maynard, Massachusetts.

Notwithstanding, this Paragraph 1, the issuance by the Company of its capital stock in an equity financing, either in a private or public transaction, shall not constitute a Business Event.

         2. The Severance Payments will equal salary continuation at a rate equal to your base salary at the time of your termination of employment from EXACT. The Severance Payments will be paid in accordance with EXACT's then existing payroll practices as such practices may be established or modified from time to time. The Severance Payments shall be subject to applicable federal, state and local withholding and payroll taxes. You will only be entitled to Severance Payments upon the occurrence of the events specified in Section 1 of this


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Mr. Stanley N. Lapidus
January 4, 2001
Page 2



Agreement. You will not be entitled to any Severance Payments or other benefits if you voluntarily resign from EXACT or if your employment is terminated by EXACT for Cause.

         3. Prior to, and as a condition of, receiving the Severance Payments set forth in this Agreement, you agree to sign a full and comprehensive release in a form and of a scope acceptable to the Company and you at the time of your termination of employment. EXACT shall have no obligation to pay you any Severance Payments unless and until it receives this release executed by you.

         4. If you breach your obligations under the Employee Non-Disclosure and Developments Agreement and Non Competition Agreement executed between you and EXACT, the Company may immediately cease payment of all Severance Payments set forth in this Agreement. The cessation of any Severance Payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to EXACT, including the right to seek specific performance or an injunction.

         5. Nothing in this Agreement is intended, or shall be construed, to restrict or otherwise limit EXACT's right to terminate your employment with or without Cause and with or without notice. This letter is not a guarantee of continued employment, it being understood you are and continue to be employed at-will.

         6. Breach of any of the terms of this Agreement by you shall be considered a material breach of this Agreement. In the event of such a breach, EXACT shall be released from any obligations to make any Severance Payments under this Agreement or, if any such payments have been made, EXACT shall be entitled to recover from you any amounts already paid under this Agreement in addition to any and all of its remedies under law arising of such breach.

         7. This Agreement sets forth the entire Agreement of the parties with respect to the subject matter hereof and may not be changed orally.



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Mr. Stanley N. Lapidus
January 4, 2001
Page 3



         Please indicate your acceptance of this Agreement by signing the enclosed copy of this letter and returning it to me.

                                                     Very truly yours,

                                                     /s/ Stanley N. Lapidus
                                                     ---------------------------
                                                     Name: Stanley N. Lapidus
                                                     Title: Chairman


                                                     /s/ Don M. Hardison
                                                     ---------------------------
                                                     Name: Don M. Hardison
                                                     Title: President